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                                                                     Exhibit 3.1


                            PRISON REALTY CORPORATION

                            ARTICLES OF INCORPORATION


FIRST:         Incorporator.

         I, Scott J. Lynn, whose post office address is 424 Church Street, Suite 2800, Nashville, Tennessee 37219, being at least 18 years of age, hereby form a corporation under the Maryland General Corporation Law.

SECOND:        Name.

         The name of this corporation shall be Prison Realty Corporation (the "Corporation").

THIRD:         Purposes.

         The purposes for which this Corporation is formed are to engage in the ownership of real property and to engage in any other lawful act or activity for which corporations may be organized under the Maryland General Corporation Law as now or hereinafter in force. The Corporation also shall have all the general powers granted by law to Maryland corporations and all other powers not inconsistent with law that are appropriate to promote and attain its purposes.

FOURTH:        Principal Office and Resident Agent.

         The address of the principal office of the Corporation is c/o The Corporation Trust Incorporated, 300 East Lombard Street, Baltimore, Maryland 21202. The name of the resident agent of the Corporation in the State of Maryland is The Corporation Trust Incorporated, and the address of the resident agent is 300 East Lombard Street, Baltimore, Maryland 21202.

FIFTH:         Directors.

         A. The business and affairs of the Corporation shall be managed by a Board of Directors. The Board of Directors shall consist of such number of directors as shall be determined from time to time by resolution of the Board of Directors in accordance with the Bylaws of the Corporation, provided that the number of directors shall never be less than the minimum number required by the Maryland General Corporation Law. The Board of Directors shall initially consist of thirteen (13) directors. At least three (3) members of the Board of Directors must be Independent Directors. An "Independent Director" is defined to be an individual who qualifies as a director under the Bylaws of the Corporation but who is not any of the following: (i) an officer or employee of the Corporation;
(ii) an officer or an employee of Prison Management Services, Inc., a Tennessee corporation, or any predecessor thereto or successor thereof, or Juvenile and Jail Facility Management Services, Inc., a Tennessee corporation, or any predecessor thereto or successor



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thereof; or (iii) an officer or an employee of any lessee or tenant of
Corporation property. This Charter shall be construed with the presumption in favor of the grant of power and authority to the directors.

         B. The directors of the Corporation (other than any directors who may be elected by holders of Preferred Stock, as hereinafter defined, as provided for pursuant to Section SIXTH hereof) shall be and are divided into three classes: Class I, Class II and Class III. The number of directors in each class shall be as nearly equal as the then-authorized number of directors constituting the Board of Directors permits. Each director shall serve for a term ending on the date of the third annual meeting following the annual meeting of stockholders at which such director was elected; provided, however, that each initial director in Class I shall serve for a term ending on the date of the annual meeting held in 1999, each initial director in Class II shall serve for a term ending on the date of the annual meeting held in 2000, and each director in Class III shall serve for a term ending on the date of the annual meeting held in 2001. The names of the initial Class I directors are: D. Robert Crants, III, John W. Eakin, Jr., Ted Feldman, Jackson W. Moore and Rusty L. Moore. The names of the initial Class II directors are: Doctor R. Crants, J. Michael Quinlan, Richard W. Cardin and Joseph V. Russell. The names of the initial Class III directors are: Michael W. Devlin, C. Ray Bell, Monroe J. Carell, Jr. and Charles
W. Thomas, Ph.D.

         C. In the event of any increase or decrease in the number of directors pursuant to the second sentence of Paragraph A above:

                  1. Each director then serving shall nevertheless continue as a director of the class of which he is a member until the expiration of his term or his prior death, retirement, resignation or removal; and

                  2. Except to the extent that an increase or decrease in the authorized number of directors occurs in connection with the rights of holders of Preferred Stock to elect additional directors, and except as may be otherwise required by law, the newly-created or eliminated directorships resulting from any increase or decrease shall be apportioned by the Board of Directors among the three classes so as to keep the number of directors in each class as nearly equal as possible.

         D. Notwithstanding the provisions of Paragraphs B and C of this Section FIFTH, each director shall serve until his successor is elected and qualified or until his death, retirement, resignation or removal.

         E. The stockholders may, at any time, remove any director, with or without cause, by an affirmative vote of a majority of stockholders entitled to vote in the election of directors.

         F. During any period when the holders of any series of Preferred Stock have the right to elect additional directors as provided for or fixed pursuant to the provisions of Section SIXTH hereof, then upon commencement and for the duration of the period during which such right



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continues (i) the then otherwise total and authorized number of directors of the
Corporation shall automatically be increased by the number of such additional directors, and such holders of Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to said provisions, and
(ii) each such additional director shall serve until such director's successor shall have been duly elected and qualified, or until such director's right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his earlier death, disqualification, resignation or removal.

SIXTH:            Capital Stock.

         The total number of shares of stock which the Corporation shall have authority to issue is three hundred twenty million (320,000,000), of which three hundred million (300,000,000) shares are of a class denominated common stock, $0.01 par value per share (the "Common Stock") and twenty million (20,000,000) shares are of a class denominated preferred stock, $0.01 par value per share (the "Preferred Stock"). The aggregate par value of all shares of all classes is $3,200,000. Four million three hundred thousand (4,300,000) shares of the Preferred Stock shall be designated as "8.0% Series A Cumulative Preferred Stock" (the "Series A Preferred Stock").

         The Board of Directors may authorize the issuance by the Corporation from time to time of shares of any class of stock of the Corporation or securities convertible or exercisable into shares of stock of any class or classes for such consideration as the Board of Directors determines, or, if issued as a result of a stock dividend or stock split, without any consideration, and all stock so issued will be fully paid and non-assessable by the Corporation. The Board of Directors may create and issue rights entitling the holders thereof to purchase from the Corporation shares of stock or other securities or property. The Board of Directors may classify or reclassify any unissued stock from time to time by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption of such stock.

         The following is a description of each of the classes of stock of the Corporation and a statement of the powers, preferences and rights of such stock, and the qualifications, limitations and restrictions thereof:

         A.       Common Stock.

                  1. Voting Rights. Each holder of Common Stock shall be entitled to one vote per share of Common Stock on all matters to be voted on by the stockholders of the Corporation.

                  2. Dividends and Rights Upon Liquidation. After the provisions with respect to preferential dividends of any series of Preferred Stock, if any, shall have been satisfied, and subject to any other conditions that may be fixed in accordance with the provisions of this Section SIXTH, then, and not otherwise, all Common Stock will participate equally in



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         dividends payable to holders of shares of Common Stock when and as declared by the Board of Directors at their discretion out of funds legally available therefore. In the event of voluntary or involuntary dissolution or liquidating of the Corporation, after distribution in full of the preferential amounts, if any, to be distributed to the holders of Preferred Stock, the holders of Common Stock shall, subject to the additional rights, if any, of the holders of Preferred Stock fixed in accordance with the provisions of this Section SIXTH, be entitled to receive all of the remaining assets of the Corporation, tangible and intangible, of whatever kind available for distribution to stockholders ratably in proportion to the number of shares of Common Stock held by them respectively.

         B.       Preferred Stock.

                  1. Authorization and Issuance. The Preferred Stock may be issued from time to time upon authorization by the Board of Directors of the Corporation, in such series and with such preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or other provisions as may be fixed by the Board of Directors, except as otherwise set forth in the Charter.

                  2. Voting Rights. The holders of Preferred Stock shall have no voting rights and shall have no rights to receive notice of any meetings, except as required by law, as expressly provided for in the Charter, or as expressly provided in the resolution establishing any series thereof.

         C.       Series A Preferred Stock.

                  1. Designation and Amount; Fractional Stock; Par Value. There shall be a class of Preferred Stock of the Corporation designated as "8.0% Series A Cumulative Preferred Stock" and the number of shares of stock constituting such series shall be 4,300,000. The Series A Preferred Stock is issuable solely in whole stock and shall entitle the holder thereof to exercise the voting rights, to participate in the distributions and dividends and to have the same benefits as all other holders of Series A Preferred Stock as set forth in this Charter. The par value of each share of Series A Preferred Stock shall be $0.01.

                  2. Maturity. The Series A Preferred Stock have no stated maturity and will not be subject to any sinking fund or mandatory redemption.

                  3. Rank. The Series A Preferred Stock will, with respect to dividend rights and rights upon liquidation, dissolution or winding-up of the Corporation, rank (i) senior to all classes or series of Common Stock of the Corporation and to all equity securities ranking junior to the Series A Preferred Stock; (ii) on a parity with all equity securities issued by the Corporation, the terms of which specifically provide that such equity securities rank on a parity with the Series A Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding-up of the Corporation; and (iii) junior to all existing and



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         future indebtedness of the Corporation. The term "equity securities"
         does not include convertible debt and securities which rank senior to the Series A Preferred Stock prior to conversion.

                  4. Dividends. Holders of the Series A Preferred Stock shall be entitled to receive, when and as authorized and declared by the Board of Directors, out of funds legally available for the payment of dividends, cumulative preferential cash dividends at the rate of eight percent (8.0%) per annum of the Liquidation Preference, as hereinafter defined (which is equivalent to a fixed annual rate of $2.00 per share). Such dividends shall be cumulative from the date of original issuance and shall be payable quarterly in arrears on the fifteenth day of January, April, July and October of each year (each, a "Dividend Payment Date"), or, if not a business day, the next succeeding business day. Dividends will accrue from the date of original issue to the first Dividend Payment Date and thereafter from each Dividend Payment Date to the subsequent Dividend Payment Date. It is expected that the first dividend will be paid on April 15, 1999. A dividend payable on the Series A Preferred Stock for any partial dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends will be payable to holders of record as they appear in the stock records of the Corporation at the close of business on the applicable record date, which shall be the last business day of March, June, September and December, respectively, or on such other date designated by the Board of Directors of the Corporation for the payment of dividends that is not more than 30 nor less than 10 days prior to the applicable Dividend Payment Date (each, a "Dividend Record Date"). The first Dividend Record Date for determination of stockholders entitled to receive dividends on the Series A Preferred Stock is expected to be March 31, 1999. The Series A Preferred Stock will rank senior to the Corporation's Common Stock with respect to the payment of dividends.

                  No dividends on Series A Preferred Stock shall be declared by the Board of Directors of the Corporation or paid or set apart for payment by the Corporation at such time as the terms and provisions of any agreement to which the Corporation is a party, including any agreement relating to its indebtedness, prohibits such declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration or payment shall be restricted or prohibited by law.

                  Notwithstanding the foregoing, dividends on the Series A Preferred Stock will accrue whether or not the Corporation has earnings, whether or not there are funds legally available for payment of such dividends and whether or not such dividends are declared. The accrued but unpaid dividends on the Series A Preferred Stock will not bear interest, and holders of shares of Series A Preferred Stock will not be entitled to any distributions in excess of full cumulative distributions described above.

                  Except as set forth in the next sentence, no dividends will be declared or paid or set apart for payment on any capital stock of the Corporation or any other series of Preferred



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         Stock ranking, as to dividends, on a parity with or junior to the
         Series A Preferred Stock (other than a distribution in stock of the Corporation's Common Stock or on stock of any other class of stock ranking junior to the Series A Preferred Stock as to dividends and upon liquidation) for any period unless full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for such payment on the Series A Preferred Stock for all past dividend periods and the then current dividend period. When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series A Preferred Stock and the shares of any other series of Preferred Stock ranking on a parity as to dividends with the Series A Preferred Stock, all dividends declared upon the Series A Preferred Stock and any other series of Preferred Stock ranking on a parity as to dividends with the Series A Preferred Stock shall be declared pro rata so that the amount of dividends authorized per share of Series A Preferred Stock and such other series of Preferred Stock shall in all cases bear to each other the same ratio that accrued dividends per share on the Series A Preferred Stock and such other series of Preferred Stock (which shall not include any accrual in respect of unpaid dividends for prior dividend periods if such series of Preferred Stock does not have a cumulative dividend) bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series A Preferred Stock which may be in arrears.

                  Except as provided in the immediately preceding paragraph, unless full cumulative dividends on the Series A Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for all past dividend periods and the then current dividend period, no dividends (other than in Common Stock or other stock of the Corporation ranking junior to the Series A Preferred Stock as to dividends and upon liquidation) shall be declared or paid or set aside for payment nor shall any other distribution be declared or made upon the Common Stock, or stock of the Corporation ranking junior to or on a parity with the Series A Preferred Stock as to dividends or upon liquidation, nor shall any Common Stock, or any other stock of the Corporation ranking junior to or on a parity with the Series A Preferred Stock as to dividends or upon liquidation, be redeemed, purchased or otherwise acquired for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any such stock) by the Corporation (except by conversion into or exchange for other stock of the Corporation ranking junior to the Series A Preferred Stock as to dividends and upon liquidation or redemption for the purpose of preserving the Corporation's qualification as a REIT). Holders of shares of Series A Preferred Stock shall not be entitled to any dividend, whether payable in cash, property or stock, in excess of full cumulative dividends on the Series A Preferred Stock as provided above. Any dividend payment made on shares of the Series A Preferred Stock shall first be credited against the earliest accrued but unpaid dividend due with respect to such stock which remains payable.

                  5. Liquidation Preference. Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the holders of Series A Preferred



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         Stock are entitled to be paid out of the assets of the Corporation legally available for distribution to its stockholders, a liquidation preference of $25 per share (the "Liquidation Preference"), plus an amount equal to any accrued and unpaid dividends to the date of payment but without interest, before any distribution of assets is made to holders of Common Stock or any other class or series of stock of the Corporation that ranks junior to the Series A Preferred Stock as to liquidation rights. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the available assets of the Corporation are insufficient to pay the amount of the liquidating distributions on all outstanding shares of Series A Preferred Stock and the corresponding amounts payable on all stock of other classes or series of Preferred Stock of the Corporation ranking on a parity with the Series A Preferred Stock in the distribution of assets, then the holders of shares of the Series A Preferred Stock and all other such classes or series of Preferred Stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

                  Holders of shares of Series A Preferred Stock will be entitled to written notice of any such liquidation. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of shares of Series A Preferred Stock will have no right or claim to any of the remaining assets of the Corporation. The consolidation or merger of the Corporation with or into any other trust, corporation or entity or of any other corporation with or into the Corporation, or the sale, lease or conveyance of all or substantially all of the property or business of the Corporation, shall not be deemed to constitute a liquidation, dissolution or winding up of the Corporation.

                  6. Redemption. Shares of the Series A Preferred Stock are not redeemable prior to January 30, 2003. However, in order to ensure that the Corporation will continue to meet the stock ownership requirements for qualification as a REIT for federal income tax purposes, the Series A Preferred Stock will be subject to terms and provisions of Section SEVENTH hereof, pursuant to which Series A Preferred Stock owned by a stockholder in excess of the Ownership Limit (as hereinafter defined) will automatically be held as Stock-in-Trust (as hereinafter defined) for the benefit of a Beneficiary (as hereinafter defined) named by the Corporation. On and after January 30, 2003, the Corporation, at its option upon not less than 30 nor more than 60 days' written notice, may redeem the Series A Preferred Stock, in whole or in part, at any time or from time to time, for cash at a redemption price of $25 per share, plus all accrued and unpaid dividends thereon to the date fixed for redemption (except as provided below), without interest. Holders of shares of Series A Preferred Stock to be redeemed shall surrender any certificates representing such shares of Series A Preferred Stock at the place designated in such notice and shall be entitled to the redemption price and any accrued and unpaid dividends payable upon such redemption following such surrender. If notice of redemption of any shares of Series A Preferred Stock has been given and if the funds necessary for such redemption have been set aside by the Corporation in trust for the benefit of the holders of any shares of Series A Preferred Stock so called for redemption, then from and after the redemption date dividends will cease to



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         accrue on such shares of Series A Preferred Stock, such shares of
         Series A Preferred Stock shall no longer be deemed outstanding and all rights of the holders of such stock will terminate, except the right to receive the redemption price. If less than all of the outstanding shares of Series A Preferred Stock are to be redeemed, the shares of Series A Preferred Stock to be redeemed shall be selected pro rata (as nearly as may be practicable without creating fractional stock) or by any other equitable method determined by the Corporation.

                  Unless full cumulative dividends on all shares of Series A Preferred Stock shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, no shares of Series A Preferred Stock shall be redeemed unless all outstanding shares of Series A Preferred Stock are simultaneously redeemed and the Corporation shall not purchase or otherwise acquire directly or indirectly any shares of Series A Preferred Stock (except by exchange for capital stock of the Corporation ranking junior to the Series A Preferred Stock as to dividends and upon liquidation); provided, however, that the foregoing shall not prevent the transfer and holding by the Corporation of Stock-in-Trust (as hereinafter defined) in order to ensure that the Corporation remains qualified as a REIT for federal income tax purposes or the purchase or acquisition of shares of Series A Preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series A Preferred Stock. So long as no dividends are in arrears, the Corporation shall be entitled at any time and from time to time to repurchase shares of Series A Preferred Stock in open-market transactions duly authorized by the Board of Directors and effected in compliance with applicable laws.

                  Notice of redemption will be given by publication in a newspaper of general circulation in the City of New York, such publication to be made once a week for two successive weeks commencing not less than 30 nor more than 60 days prior to the redemption date. A similar notice will be mailed by the Corporation, postage prepaid, not less than 30 nor more than 60 days prior to the redemption date, addressed to the respective holders of record of the Series A Preferred Stock to be redeemed at their respective addresses as they appear on the stock transfer records of the Corporation. No failure to give such notice or any defect thereto or in the mailing thereof shall affect the validity of the proceedings for the redemption of any shares of Series A Preferred Stock except as to the holder to whom notice was defective or not given. Each notice shall state: (i) the redemption date; (ii) the redemption price; (iii) the number of shares of Series A Preferred Stock to be redeemed; (iv) the place or places where the certificates representing the shares of Series A Preferred Stock are to be surrendered for payment of the redemption price; and (v) that dividends on the stock to be redeemed will cease to accrue on such redemption date. If less than all of the shares of Series A Preferred Stock held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of shares of Series A Preferred Stock held by such holder to be redeemed.



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                  Immediately prior to any redemption of shares of Series A
         Preferred Stock, the Corporation shall pay, in cash, any accumulated and unpaid dividends through the redemption date. Except as provided above, the Corporation will make no payment or allowance for unpaid dividends, whether or not in arrears, on shares of Series A Preferred Stock which are redeemed.

                  Shares of the Series A Preferred Stock have no stated maturity and will not be subject to any sinking fund or mandatory redemption. However, in order to ensure that the Corporation continues to meet the requirements for qualification as a REIT for federal income tax purposes, shares of Series A Preferred Stock owned by a stockholder in excess of the Ownership Limit will automatically be held as Stock-in-Trust (as hereinafter defined) for the benefit of a Beneficiary (as hereinafter defined) named by the Corporation. Such Stock-in-Trust (as hereinafter defined) shall be redeemed in such proportion and in accordance with such procedures as shares of Series A Preferred Stock are being redeemed.

                  7. Voting Rights. Holders of the shares of Series A Preferred Stock will not have any voting rights, except as set forth below.

                  Whenever dividends on any shares of Series A Preferred Stock shall be in arrears for six or more quarterly periods (a "Preferred Dividend Default"), the holders of such Series A Preferred Stock (voting together as a class with all other series of Preferred Stock ranking on a parity with the Series A Preferred Stock as to dividends or upon liquidation ("Parity Preferred") upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of a total of two additional directors of the Corporation (the "Preferred Stock Directors") at a special meeting called by the holders of record of at least 20% of the shares of Series A Preferred Stock and the holders of record of at least 20% of the shares of any series of Parity Preferred so in arrears (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the stockholders) or at the next annual meeting of stockholders, and at such subsequent annual meeting until all dividends accumulated on such shares of Series A Preferred Stock for the past dividend periods and the dividend for the then current dividend period shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment. A quorum for any such meeting shall exist if at least a majority of the outstanding shares of Series A Preferred Stock and shares of Parity Preferred upon which like voting rights have been conferred and are exercisable are represented in person or by proxy at such meeting. Such Preferred Stock Directors shall be elected upon affirmative vote of a plurality of the shares of Series A Preferred Stock and such Parity Preferred present and voting in person or by proxy at a duly called and held meeting at which a quorum is present. If and when all accumulated dividends and the dividend for the then current dividend period on the shares of Series A Preferred Stock shall have been paid in full or set aside for payment in full, the holders thereof shall be divested of the foregoing voting rights (subject to revesting in the event of each and every Preferred Dividend Default) and, if all accumulated dividends and the dividend for the then current dividend period have been paid in full or set aside for



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         payment in full on all series of Parity Preferred upon which like voting rights have been conferred and are exercisable, the term of office of each Preferred Stock Director so elected shall immediately terminate. Any Preferred Stock Director may be removed at any time with or without cause by, and shall not be removed otherwise than by the vote of, the holders of record of a majority of the outstanding shares of Series A Preferred Stock and all series of Parity Preferred upon which like voting rights have been conferred and are exercisable (voting together as a class). So long as a Preferred Dividend Default shall continue, any vacancy in the office of a Preferred Stock Director may be filled by written consent of the Preferred Stock Directors remaining in office, or if none remains in office, by a vote of the holders of record of a majority of the outstanding shares of Series A Preferred Stock when they have the voting rights described above (voting together as a class with all series of Parity Preferred upon which like voting rights have been conferred and are exercisable). The Preferred Stock Directors shall each be entitled to one vote per director on any matter.

                  So long as any shares of Series A Preferred Stock remain outstanding, the Corporation will not, without the affirmative vote or consent of the holders of at least two-thirds of the shares of Series A Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (voting separately as a class), (a) authorize or create, or increase the authorized or issued amount of, any class or series of shares of stock ranking prior to the Series A Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up or reclassify any authorized shares of stock of the Corporation into such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares of stock, or (b) amend, alter or repeal the provisions of the Charter, whether by merger, consolidation or otherwise (an "Event"), so as to materially and adversely affect any right, preference, privilege or voting power of the shares of Series A Preferred Stock or the holders thereof; provided, however, with respect to the occurrence of any Event set forth in (b) above, so long as the shares of Series A Preferred Stock remain outstanding with the terms thereof materially unchanged, the occurrence of any such Event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of holders of the shares of Series A Preferred Stock and provided further that (i) any increase in the amount of the authorized Preferred Stock or the creation or issuance of any other series of Preferred Stock, or (ii) any increase in the amount of authorized shares of such series, in each case ranking on a parity with or junior to the Series A Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

                  The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series A Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been deposited in trust to effect such redemption.



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                  8. Conversion. Shares of the Series A Preferred Stock are not
         convertible into or exchangeable for any other property or securities of the Corporation, except that the shares of Series A Preferred Stock may be held as Stock-in-Trust (as hereinafter defined), in accordance with the Section SEVENTH herein.

SEVENTH:          Restrictions on Ownership and Transfer to Preserve Tax
         Benefit.

         A.       Restrictions on Transfer.

         1.       Definitions.

                  For the purposes of this Section SEVENTH, the following terms shall have the following meanings:

                  "Beneficial Ownership" shall mean ownership of Equity Stock by a Person who is or would be treated as an owner of such Equity Stock either directly or constructively through the application of Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code. The terms "Beneficial Owner," "Beneficially Owns" and "Beneficially Owned" shall have the correlative meanings.

                  "Beneficiary" shall mean, with respect to any Stock Trust, one or more organizations described in each of Sections 170(b)(1)(A) and 170(c) of the Code that are named by the Corporation as the beneficiary or beneficiaries of such Stock Trust, in accordance with the provisions of Paragraph A of this Section SEVENTH herein.

                  "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

                  "Constructive Ownership" shall mean ownership of Equity Stock by a Person who is or would be treated as an owner of such Equity Stock either directly or constructively through the application of Section 318 of the Code, as modified by Section 856(d)(5) of the Code. The terms "Constructive Owner," "Constructively Owns" and "Constructively Owned" shall have correlative meanings.

                  "Equity Stock" shall mean shares of stock that are either Common Stock or Preferred Stock. The term "Equity Stock" shall include all shares of Preferred Stock and Common Stock that are held as Stock-in-Trust in accordance with the provisions of this Section SEVENTH.

                  "Market Price" shall mean, with respect to Common Stock or Preferred Stock, the last reported sales price of such shares of stock reported on the New York Stock Exchange on the trading day immediately preceding the relevant date, or if such shares of stock are not then traded on the New York Stock Exchange, the last reported sales price of such shares of stock on the trading day immediately preceding the relevant date as reported on any exchange or quotation system over which such stock may be traded, or if such stock is not then traded over any exchange or quotation system, then the market price of such stock on the relevant date as determined in good faith by the Board of Directors of the Corporation.

                  "Merger" shall mean collectively the merger of CCA Prison Realty Trust, a Maryland real estate investment trust, with and into the Corporation with the Corporation being the surviving entity, and the merger of Corrections Corporation of America, a Tennessee corporation, with and into the Corporation with the Corporation being the surviving entity.

                  "Non-Transfer Event" shall mean an event other than a purported Transfer that would cause any Person to Beneficially Own or Constructively Own Equity Stock in excess of the Ownership Limit, including, but not limited to, the granting of any option or entering into any agreement for the sale, transfer or other disposition of Equity Stock or the sale, transfer, assignment or other disposition of any securities or rights convertible into or exchangeable for Equity Stock.

                  "Ownership Limit" shall mean, with respect to the Common Stock, 9.8% of the outstanding Common Stock and, with respect to the Preferred Stock, 9.8% of the outstanding Preferred Stock.

                  "Permitted Transferee" shall mean any Person designated as a Permitted Transferee in accordance with the provisions of Paragraph B(5) of this Section SEVENTH.

                  "Person" shall mean an individual, corporation, partnership, estate, trust (other than a trust qualified under Section 401(a) or 501(c) (17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity and also includes a group as that term is used for purposes of Section 13(d) (3) of the Securities Exchange Act of 1934, as amended.

                  "Prohibited Owner" shall mean, with respect to any purported Transfer or Non-Transfer Event, any Person who, but for the provisions of this Section SEVENTH, would own record title to Equity Stock.

                  "REIT" shall mean a real estate investment trust under section 856 of the Code.

                  "Restriction Termination Date" shall mean the first day after the date of the Merger on which the Board of Directors determines that it is no longer in the best interests of the Corporation to attempt to, or continue to, qualify as a REIT.

                  "Stock-in-Trust" shall mean any Equity Stock designated as Stock-in-Trust pursuant to Paragraph A(3) of this Section SEVENTH.

                  "Stock Trust" shall mean any separate trust created pursuant to Paragraph A(3) of this Section SEVENTH and administered in accordance with the terms of Paragraph B of this Section SEVENTH, for the exclusive benefit of any Beneficiary.

                  "Stock Trustee" shall mean any person or entity unaffiliated with both the Corporation and any Prohibited Owner, such Stock Trustee to be designated by the Corporation to act as trustee of any Stock Trust, and any successor trustee thereto.

                  "Transfer" shall mean any sale, transfer, gift, assignment, devise or other disposition of Equity Stock, whether voluntary or involuntary, whether of record or Beneficially or Constructively and whether by operation of law or otherwise.

         2.       Restriction on Ownership and Transfer.

                  (a) Except as provided in Paragraph A(7) of this Section SEVENTH, from and after the date of the Merger and prior to the Restriction Termination Date, (i) no Person shall Beneficially Own or Constructively Own Equity Stock in excess of the Ownership Limit, and
         (ii) any Transfer or Non-Transfer Event that, if effective, would result in any Person Beneficially Owning or Constructively Owning Equity Stock in excess of the Ownership Limit shall be void ab initio as to that number of shares of Equity Stock which would otherwise be Beneficially Owned or Constructively Owned by such Person in excess of the Ownership Limit, and the intended transferee shall acquire no rights in such excess Equity Stock.

                  (b) Except as provided in Paragraph A(7) of this Section SEVENTH, from the date of the Merger and prior to the Restriction Termination Date, any Transfer or Non-Transfer Event that, if effective, would result in the Equity Stock being beneficially owned by fewer than 100 Persons (determined without reference to any rules of attribution) shall be void ab initio as to the Transfer of that number of shares of stock which would result in the Equity Stock being beneficially owned by fewer than 100 persons, and the intended transferee shall acquire no rights with respect to such excess Equity Stock.

                  (c) From the date of the Merger and prior to the Restriction Termination Date, any Transfer or Non-Transfer Event that, if effective, would result in the Corporation being "closely held" within the meaning of Section 856(b) of the Code shall be void ab initio as to that number of shares of Equity Stock which would cause the Corporation to be "closely held" within the meaning of Section 856(b) of the Code, and the intended transferee shall acquire no rights in such excess Equity Stock.

                  (d) From and after the date of the Merger and prior to the Restriction Termination Date, any Transfer or Non-Transfer Event that, if effective, would cause the Corporation to Constructively Own 10% or more of the ownership interests in a tenant of the Corporation's real property, within the meaning of Section 856(d)(2) of the Code, shall be void ab initio as to that number of shares of Equity Stock which would cause the Corporation to Constructively Own 10% or more of the ownership interests in a tenant of the Corporation's real property, within the meaning of Section 856(d)(2) of the Code, and the intended transferee shall acquire no rights in such excess Equity Stock.

         3.       Transfer to Stock Trust.

                  (a) If, notwithstanding the other provisions contained in this Section SEVENTH, at any time after the date of the Merger and prior to the Restriction Termination Date, there is a purported Transfer or Non-Transfer Event such that any Person would either Beneficially Own or Constructively Own Equity Stock in excess of the Ownership Limit, then, (i) except as otherwise provided in Paragraph A(7) of this Section SEVENTH, the purported transferee shall acquire no right or interest (and, in the case of a Non-Transfer Event, the Person holding record title to the Equity Stock Beneficially Owned or Constructively Owned by such Beneficial Owner or Constructive Owner, shall cease to own any right or interest) in such number of shares of Equity Stock which would cause such Beneficial Owner or Constructive Owner to Beneficially Own or Constructively Own Equity Stock in excess of the Ownership Limit, and (ii) such number of shares of Equity Stock in excess of the Ownership Limit (rounded up to the nearest whole share) shall be designated Stock-in-Trust and, in accordance with the provisions of this Paragraph B of this Section SEVENTH, transferred automatically and by operation of law to a Stock Trust to be held in accordance with such Paragraph B of this Section SEVENTH. Such transfer to a Stock Trust and the designation of shares of stock as Stock-in-Trust shall be effective as of the close of business on the business day prior to the date of the Transfer or Non-Transfer Event, as the case may be.

                  (b) If, notwithstanding the provisions contained in this Section SEVENTH, at any time after the date of the Merger and prior to the Restriction Termination Date, there is a purported Transfer or Non-Transfer Event that, if effective, would cause the Corporation to become "closely held" within the meaning of Section 856(b) of the Code or would cause the Corporation to Constructively Own 10% or more of the ownership interests in a tenant of the Corporation's real property, within the meaning of Section 856(b)(2)(B) of the Code, then (i) the purported transferee shall not acquire any right or interest (and, in the case of a Non-Transfer Event, the person holding record title to the Equity Stock with respect to which such Non-Transfer Event occurred, shall cease to own any right or interest) in such number of shares of Equity Stock, the ownership of which by such purported transferee or record holder would cause the Corporation to be "closely held" within the meaning of Section 856(b) of the Code or would cause the Corporation to Constructively Own 10% or more of the ownership interests in a tenant of the Corporation's real property, within the meaning of Section 856(b)(2)(B) of the Code, and (ii) such number of shares of Equity Stock (rounded up to the nearest whole share) shall be designated Stock-in-Trust and, in accordance with the provisions of Paragraph B of this Section SEVENTH, transferred automatically and by operation of law to a Stock Trust to be held in accordance with such Paragraph B of this

         Section SEVENTH. Such transfer to a Stock Trust and the designation of shares of stock as Stock-in-Trust shall be effective as of the close of business on the business day prior to the date of the Transfer or Non-Transfer Event, as the case may be.

         4. Remedies For Breach. If the Corporation or its designees shall at any time determine in good faith that a Transfer has taken place in violation of Paragraph A(2) of this Section SEVENTH or that a Person intends to acquire or has attempted to acquire Beneficial Ownership or Constructive Ownership of any Equity Stock of the Corporation in violation of Paragraph A(2) of this Section SEVENTH, the Corporation or its designees shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer or acquisition, including, but not limited to, refusing to give effect to such Transfer on the books of the Corporation or instituting proceedings to enjoin such Transfer or acquisition.

         5. Notice of Restricted Transfer. Any Person who acquires or attempts to acquire Equity Stock in violation of Paragraph A(2) of this Section SEVENTH, or any Person who owned Equity Stock that was transferred to a Stock Trust pursuant to the provisions of Paragraph A(3) of this Section SEVENTH, shall immediately give written notice to the Corporation of such event and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Transfer or the Non-Transfer Event, as the case may be, on the Corporation's status as a REIT.

         6. Owners Required To Provide Information. From and after the date of the Merger and prior to the Restriction Termination Date:

                  (a) Every Beneficial Owner or Constructive Owner of more than 5%, or such lower percentages as required pursuant to regulations under the Code, of the outstanding Equity Stock shall, within 30 days after January 1 of each year, give written notice to the Corporation stating the name and address of such Beneficial Owner or Constructive Owner, the number of shares of Equity Stock Beneficially Owned or Constructively Owned, and a description of how such shares are held. Each such Beneficial Owner or Constructive Owner shall provide to the Corporation such additional information as the Corporation may request in order to determine the effect, if any, of such Beneficial Ownership or Constructive Ownership on the Corporation's status as a REIT and to ensure compliance with the Ownership Limit.

                  (b) Each Person who is a Beneficial Owner or Constructive Owner of Equity Stock and each Person (including the stockholder of record) who is holding Equity Stock for a Beneficial Owner or Constructive Owner shall provide to the Corporation such information as the Corporation may request in order to determine the Corporation's status as a REIT and to ensure compliance with the Ownership Limit.

         7. Exception. The Board of Directors, in its sole and absolute discretion, may exempt a Person from the Ownership Limit, if such Person (i) is not an individual for purposes of

         Section 542(a)(2) of the Code or (ii) is an underwriter which participates in a public offering of the Equity Stock for a period of ninety (90) days following the purchase by such underwriter of the Equity Stock and the Board of Directors obtains such representations and undertakings from such Person as are reasonably necessary to ascertain that the Corporation's status as a REIT will not be adversely affected.

         B.       Stock-in-Trust.

         1. Stock Trust. Any shares of Equity Stock transferred to a Stock Trust and designated as Stock-in-Trust pursuant to Paragraph A(3) of this Section SEVENTH shall be held for the exclusive benefit of the Beneficiary. The Corporation shall name a Beneficiary of each Stock Trust within five days after discovery of the existence thereof. Any transfer to a Stock Trust, and subsequent designation of Equity Stock as Stock-in-Trust pursuant to Paragraph A(3) of this Section SEVENTH, shall be effective as of the close of business on the business day prior to the date of the Transfer or Non-Transfer Event that results in the transfer to the Stock Trust. Stock-in-Trust shall remain issued and outstanding Equity Stock of the Corporation and shall be entitled to the same rights and privileges on identical terms and conditions as are all other issued and outstanding Equity Stock of the same class and series. When transferred to the Permitted Transferee in accordance with the provisions of Paragraph B(5) of this Section SEVENTH, such Stock-in-Trust shall cease to be designated as Stock-in-Trust.

         2. Dividend Rights. The Stock Trustee, as record holder of the Stock-in-Trust, shall be entitled to receive all dividends and distributions as may be declared by the Board of Directors on such Equity Stock and shall hold such dividends and distributions in trust for the benefit of the Beneficiary. The Prohibited Owner with respect to Stock-in-Trust shall repay to the Stock Trustee the amount of any dividends or distributions received by it that (i) are attributable to any Equity Stock designated Stock-in-Trust and (ii) the record date of which was on or after the date that such shares of stock became Stock-in-Trust. The Corporation shall take all measures that it determines reasonably necessary to recover the amount of any such dividend or distribution paid to a Prohibited Owner, including, if necessary, withholding any portion of future dividends or distributions payable on Equity Stock Beneficially Owned or Constructively Owned by the Person who, but for the provisions of Paragraph A(3) of this Section SEVENTH, would Constructively Own or Beneficially Own the Stock-in-Trust; and, as soon as reasonably practicable following the Corporation's receipt or withholding thereof, received or withheld, as the case may be.

         3. Rights Upon Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of, or in a distribution of the assets of the Corporation, the Stock Trustee of Stock-in-Trust shall be entitled to receive on behalf of each Stock Trust, ratably with each other holder of Equity Stock of the same class or series, that portion of the assets of the Corporation which is available for distribution to the holders of such class and series of Equity Stock. The Stock Trustee shall distribute to the Prohibited Owner the amounts received upon such liquidation, dissolution, or winding up, or distribution; provided, however, that the Prohibited Owner shall not be entitled to receive amounts pursuant to this Paragraph B(3) of this Section SEVENTH in excess of, in the case of a purported Transfer in which the Prohibited Owner gave value for Equity Stock and which Transfer resulted in the transfer of the shares to the Stock Trust, the price per share, if any, such Prohibited Owner paid for the Equity Stock and, in the case of a Non-Transfer Event or Transfer in which the Prohibited Owner did not give value for such shares of Equity Stock (e.g., if the shares were received through a gift or devise) and which Non-Transfer Event or Transfer, as the case may be, resulted in the transfer of shares to the Stock Trust, the price per share equal to the Market Price on the date of such Non-Transfer Event or Transfer. Any remaining amount in such Stock Trust shall be distributed to the Beneficiary.

         4. Voting Rights. The Stock Trustee shall be entitled to vote all Stock-in-Trust. Any vote by a Prohibited Owner as a holder of Equity Stock prior to the discovery by the Corporation that the shares of Equity Stock are Stock-in-Trust shall, subject to applicable law, be rescinded and shall be void ab initio with respect to such Stock-in-Trust, and the Prohibited Owner shall be deemed to have given, as of the close of business on the business day prior to the date of the purported Transfer or Non-Transfer Event that results in the transfer to the Stock Trust of Equity Stock under Paragraph A(3) of this Section SEVENTH, an irrevocable proxy to the Stock Trustee to vote the Stock-in-Trust in the manner in which the Stock Trustee, in its sole and absolute discretion, desires.

         5. Designation of Permitted Transferee. The Stock Trustee shall have the exclusive and absolute right to designate a Permitted Transferee of any and all Stock-in-Trust. As soon as reasonably practicable, in an orderly fashion so as not to materially adversely affect the Market Price of the Stock-in-Trust, the Stock Trustee shall designate any Person as Permitted Transferee; provided, however, that (i) the Permitted Transferee so designated purchases for valuable consideration (whether in a public or private sale) the Stock-in-Trust, and (ii) the Permitted Transferee so designated may acquire such Stock-in-Trust without such acquisition resulting in a transfer to a Stock Trust and the redesignation of such Equity Stock so acquired as Stock-in-Trust under Paragraph A(3) of this Section SEVENTH. Upon the designation by the Stock Trustee of a Permitted Transferee in accordance with the provisions of this Paragraph B(5), the Stock Trustee shall (i) cause to be transferred to the Permitted Transferee that number of shares of Stock-in-Trust acquired by the Permitted Transferee, (ii) cause to be recorded on the books of the Corporation that the Permitted Transferee is the holder of record of such number of shares of Equity Stock, and
         (iii) distribute to the Beneficiary any and all amounts held with respect to the Stock-in-Trust after making that payment to the Prohibited Owner pursuant to Paragraph B(6) of this Section SEVENTH.

         6. Compensation to Record Holder of Equity Stock that Becomes Stock-in-Trust. Any Prohibited Owner shall be entitled (following discovery of the Stock-in-Trust and subsequent designation of the Permitted Transferee in accordance with Paragraph B(5) of this Section SEVENTH) to receive from the Stock Trustee the lesser of (i) in the case of (a) a purported

         Transfer in which the Prohibited Owner gave value for Equity Stock and which purported Transfer resulted in the transfer of the shares of Equity Stock to the Stock Trust, the price per share, if any, such Prohibited Owner paid for the Equity Stock or (b) a Non-Transfer Event or Transfer in which the Prohibited Owner did not give value for such shares of Equity Stock (e.g., if the shares were received through a gift or devise) and which Non-Transfer Event or Transfer, as the case may be, resulted in the transfer of shares of Equity Stock to the Stock Trust, the price per share equal to the Market Price on the date of such Non-Transfer Event or Transfer, and (ii) the price per share received by the Stock Trustee of the Stock Trust from the sale or other disposition of such Stock-in-Trust in accordance with Paragraph B(5) of this Section SEVENTH. Any amounts received by the Stock Trustee in respect of such Stock-in-Trust and in excess of such amounts to be paid the Prohibited Owner pursuant to this Paragraph B(6) of this Section SEVENTH shall be distributed to the Beneficiary in accordance with the provisions of Paragraph B(5) of this Section SEVENTH. Each Beneficiary and Prohibited Owner waives any and all claims that they may have against the Stock Trustee and the Stock Trust arising out of the disposition of Stock-in-Trust, except for claims arising out of the gross negligence or willful misconduct of, or any failure to make payments in accordance with this Section SEVENTH by, such Stock Trustee or the Stock Trust.

         7. Purchase Right in Stock-in-Trust. Notwithstanding the provisions hereof, Stock-in-Trust shall be deemed to have been offered for sale to the Corporation, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that created such Stock-in-Trust (or, in the case of devise, gift or Non-Transfer Event, the Market Price at the time of such devise, gift or Non-Transfer Event) and (ii) the Market Price on the date the Corporation, or its designee, accepts such offer. The Corporation shall have the right to accept such offer for a period of ninety (90) days after the later of
         (i) the date of the Non-Transfer Event or purported Transfer which resulted in such Stock-in-Trust and (ii) the date the Corporation determines in good faith that a Transfer or Non-Transfer Event resulting in Stock-in-Trust has occurred, if the Corporation does not receive a notice of such Transfer or Non-Transfer Event pursuant to Paragraph A(3) of this Section SEVENTH.

         C. Remedies Not Limited. Nothing contained in this Section SEVENTH shall limit the authority of the Corporation to take such other action as it deems necessary or advisable to protect the Corporation and the interests of its stockholders by preservation of the Corporation's status as a REIT and to ensure compliance with the Ownership Limit.

         D. Ambiguity. In the case of an ambiguity in the application of any of the provisions of this Section SEVENTH, including any definition contained in Paragraph A of this Section SEVENTH, the Board of Directors shall have the power to determine the application of the provisions of this Section SEVENTH with respect to any situation based on the facts known to it.

         E. Legend. Each certificate for Equity Stock shall bear the following legend:

         "The shares of [Common or Preferred] Stock represented by this certificate are subject to restrictions on transfer as set forth in the Charter of the Corporation. No Person may (i) Beneficially Own or Constructively Own shares of Common Stock in excess of 9.8% of the number of outstanding shares of Common Stock, (ii) Beneficially Own or Constructively Own shares of Preferred Stock in excess of 9.8% of the number of outstanding shares of Preferred Stock, (iii) Beneficially Own Equity Stock that would result in the Corporation's being "closely held" under Section 856(b) of the Internal Revenue Code of 1986, as amended (the "Code") or (iv) Constructively Own Equity Stock that would cause the Corporation to Constructively Own 10% or more of the ownership interests in a tenant of the Corporation's real property, within the meaning of Section 856(d)(2)(B) of the Code. Any Person who attempts to Beneficially Own or Constructively Own Equity Stock in excess of the above limitations must immediately notify the Corporation in writing. If the restrictions above are violated, the Equity Stock represented hereby will be transferred automatically and by operation of law to a Stock Trust and shall be designated Stock-in-Trust. All capitalized terms in this legend have the meanings defined in the Corporation's Charter, as the same may be further amended from time to time, a copy of which, including the restrictions on transfer, will be sent without charge to each stockholder who so requests."

         F. Severability. If any provision of this Section SEVENTH or any application of any such provision is determined to be invalid by any federal or state court having jurisdiction over the issues, the validity of the remaining provisions shall not be affected and other applications of such provision shall be affected only to the extent necessary to comply with the determination of such court.

         G. Settlement. Notwithstanding any provision contained herein to the contrary, nothing in this Charter shall preclude the settlement of any transactions entered into or through the facilities of the New York Stock Exchange.


EIGHTH: Limitation on Personal Liability and Indemnification of Directors and Officers.

         To the maximum extent that Maryland law in effect from time to time permits limitation of liability of directors or officers of corporations, no person who at any time was or is a director or officer of the Corporation shall be personally liable to the Corporation or its stockholders for money damages. Neither the amendment nor repeal of this provision, nor the adoption or amendment of any other provision of the Charter or the Bylaws of the Corporation inconsistent with this provision, shall limit or eliminate in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

         The Corporation shall indemnify, to the fullest extent permitted by Maryland law, as applicable from time to time, all persons who at any time were or are directors, officers, employees or agents of the Corporation for any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) relating to any action alleged to have been taken or omitted in such capacity. The Corporation shall pay or reimburse all reasonable expenses incurred by a present or former director, officer, employee or agent of the Corporation in connection with any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) in which the present or former director, officer, employee or agent is a party, in advance of the final disposition of the proceeding, to the fullest extent permitted by, and in accordance with the applicable requirements of, Maryland law, as applicable from time to time. The Corporation may indemnify any other persons permitted but not required to be indemnified by Maryland law, as applicable from time to time, if and to the extent indemnification is authorized and determined to be appropriate in each case in accordance with applicable law by the Board of Directors, the stockholders or special legal counsel appointed by the Board of Directors.

         The Corporation may, but shall not be required to, purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation or who, while a director, officer, employee or agent of the Corporation is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against liability asserted against or incurred by such person in that capacity or arising from such person's status as a director, officer, employee or agent, whether or not the Corporation would have power to indemnify such person against the same liability under Section EIGHTH hereof.

NINTH:         REIT Status.

         Upon consummation of the Merger, as that term is defined in Section SEVENTH herein, the Corporation shall seek to elect and maintain status as a real estate investment trust ("REIT") under Sections 856-860 of the Internal Revenue Code of 1986, as amended from time to time (the "Code"). The Board of Directors shall use all reasonable efforts to ensure that the Corporation satisfies the requirements for qualification as a REIT under the Code, including, but not limited to, the ownership of its outstanding shares, the nature of its assets, the sources of its income and the amount and timing of its distributions to its stockholders. The Board of Directors shall take no action to disqualify the Corporation as a REIT or to otherwise revoke the Corporation's election to be taxed as a REIT without the affirmative vote of the holders of not less than two-thirds (2/3) of all of the outstanding shares of the Corporation entitled to vote on such matter at a meeting of the stockholders.



                                               [signature page to follow]

         I acknowledge these Articles of Incorporation to be my act this 24th day of September, 1998.



                                              /s/ Scott J. Lynn
                                             ----------------------------------
                                             Scott J. Lynn